EXHIBIT 99.1

Micron Recommends Shareholders Reject TRC Capital’s “Mini-Tender” Offer

BOISE, Idaho, Oct. 23, 2014 – Micron Technology, Inc. (Nasdaq: MU) received notice of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 4,000,000 shares of Micron’s common stock, at a price of $27.00 per share. This offering price is approximately 4.59% below the closing price per share of Micron common stock on October 16, 2014, the last trading day before the mini-tender offer was commenced.

Micron does not endorse this unsolicited mini-tender offer and recommends that shareholders reject the offer because the offer price is below the current market price for Micron shares and is subject to numerous conditions.  Micron also recommends that any shareholders who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m., New York City time, on November 18, 2014.

Micron is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than 5% of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements applicable to most bids under United States securities laws.

The U.S. Securities and Exchange Commission (SEC) has previously expressed serious concerns with mini-tender offers and has published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm. The SEC has noted that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Micron also encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Micron urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.

Micron requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to Micron shares of common stock.

About Micron

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

CONTACT:           Kipp A. Bedard
Investor Relations
kbedard@micron.com
(208) 368-4465

Daniel Francisco
Media Relations
dfrancisco@micron.com
(208) 368-5584